FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207074-01

-----Original Message-----
Sent: Tuesday, July 05, 2016 10:57 AM
Subject: SGCMS 2016-C5 **X-B AUCTION** ***PUBLIC ***

SGCMS 2016-C5 - NEW ISSUE CMBS ***PUBLIC ***

NEW ISSUE CMBS **PUBLIC OFFERING**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: SOCIETE GENERALE & CANTOR FITZGERALD

CO-MANAGERS: NATIXIS, CITIGROUP & WELLS FARGO

RATING AGENCIES: FITCH, KBRA & MOODY'S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	WAL	APPROX. PROCCEDS	TALK
X-B	AA-sf/AAA(sf)/NR	35.919	9.66	$2.8MM	J+265

PRICING ASSUMPTIONS: 100% CPY TO CALL & OVER INTERPOLATED USD TSY

ANTICIPATED PRICING: JULY 6, 2016

ANTICIPATED SETTLEMENT: JULY 19, 2016

AUCTION INSTRUCTIONS: BIDS WILL BE DUE TOMORROW (7/6) AT 2:00PM EST. GIVEN THE AMOUNT OF PROCEEDS, BIDDERS MUST BID FOR THE ENTIRE CLASS.

ANTICIPATED SETTLEMENT: JULY 19, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.